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Exhibit 99.(a)(1)(d)(d)

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Final Day! Employee Stock

Option Exchange Program

Closes Today

Today is the last day to make an election in the Synopsys Employee Stock Option Exchange Program. This Program will close at 11:59 p.m. Eastern Daylight Time on Wednesday, June 22, 2005. No elections or changes will be accepted beyond this date and time.

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Final Day! Employee Stock Option Exchange Program

Closes Today

Today is the last day to make an election in the Synopsys Employee Stock Option Exchange Program. This Program will close at 11:59 p.m. Eastern Daylight Time on Wednesday, June 22, 2005. No elections or changes will be accepted after this date and time. To date, over 75% of eligible employees have made an election.

If you have options that are eligible for exchange and wish to accept Synopsys' offer to exchange your eligible options for new options as provided in the Program, you must complete and submit an online election form on or before 11:59 p.m. Eastern Daylight Time on Wednesday, June 22, 2005.

If you are mailing in your election, your election form must be received by Mellon on or before 11:59 p.m. Eastern Daylight Time on Wednesday, June 22, 2005.

Eligible employees should have already received an email from Mellon Investor Services, which is administering the Program on our behalf, containing a Personal Identification Number (PIN) and instructions on how to access the Program website and make elections. If you have not received your email and PIN or have any questions, please contact Mellon directly for assistance as follows:

  Customer Service Representatives are available Monday through Friday
  From 9:00 a.m. to 7:00 p.m., Eastern Daylight Time
  1-866-210-7111 (Calls placed from within the United States)
  1-201-329-8206 (Calls placed from International locations)
  Mellon Investor Services

Until the expiration date, you can change your election at any time. However, all decisions must be submitted and finalized on or before 11:59 p.m. Eastern Daylight Time on Wednesday, June 22, 2005.

Again, we encourage you to review the material on the Mellon website and then decide what the best course of action for you is. However, due to SEC regulations, we are unable to provide additional information beyond that which is filed with the SEC and available on Mellon's website.

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  Exhibit 99.(a)(1)(d)(d)